UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

_________________________

Date of Report: September 6, 2005

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On September 6, 2005, MIVA, Inc. (the “Company”) and Mr. Peter Corrao entered into an Executive Employment Agreement, pursuant to which Mr. Corrao will serve as the Chief Operating Officer of the Company, effective immediately. The Agreement has an initial term of one (1) year and automatically renews for subsequent one (1) years terms thereafter, subject to earlier termination as provided for in the Agreement. The Agreement provides for an annual base salary of $365,000 from the effective date of the Agreement, unless increased at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Corrao is entitled to participate in the Company’s bonus plan, the amount of which will be set and earned in accordance with the performance goals and criteria established by the Compensation Committee of the Company’s Board of Directors from time to time. Mr. Corrao was also granted options to purchase 125,000 shares of the Company’s common stock as of September 6, 2005 at a price of $5.28 per share. The options vest at the rate of 25% per year on each anniversary of the date of grant. Additionally, Mr. Corrao will receive options to purchase 125,000 shares on January 1, 2006, at an exercise price equal to the then current market price of the Company’s common stock, subject to Mr. Corrao’s continued employment with the Company. Notwithstanding the vesting schedule described above, the Agreement provides that such options will vest on an accelerated basis, either in whole or in part, under certain circumstances, including a change of control of the Company. The Company in its discretion may substitute other equity compensation in lieu of the stock option grant noted above for 2006.

     Mr. Corrao’s Agreement with the Company also provides, in addition to some of the benefits outlined above, that in the event of a termination by the Company without “Cause” or a termination by Mr. Corrao for “Good Reason,” Mr. Corrao would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, plus a termination bonus in an amount equal to his target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to actual performance versus targeted performance in the then current plan measured as of the end of the calendar month in the month preceding the termination date; or in the event the target bonus has not been so established as provided above, an amount equal to the Mr. Corrao’s bonus for the four (4) fiscal quarters immediately preceding the termination date; provided, however, if there has been a change in control of the Company (as defined in the Agreement) the termination bonus shall be an amount equal to the greater of (i) the preceding calculation or (ii) Mr. Corrao’s bonus for the four (4) fiscal quarters immediately preceding the change in control of the Company; (3) any other amounts or benefits owing to Mr. Corrao under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, within the terms of such plans, payable over the twelve month period following termination; and (4) benefits (including health, life, disability and pension) as if Mr. Corrao were still an employee during the twelve month period following termination. Included in the definition of “good reason,” is a period of time from 180 to 210 days following a change of control, as defined in the Agreement, during which Mr. Corrao may terminate his employment for any reason. The Company has also agreed to reimburse Mr. Corrao for a portion of his reasonable moving expenses.

     Mr. Corrao has agreed not to compete with the Company for a period of twelve months following the termination of his employment for any reason.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)      On September 12, 2005, MIVA, Inc. (the “Company”) issued a press release entitled “MIVA Names Peter Corrao as Chief Operating Officer” in connection with the appointment of Peter Corrao as the Company’s chief operating officer, effective September 6, 2005. Mr. Corrao, age 50, will serve at the discretion of the Company’s board of directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     From July 2004 until January 2005, Mr. Corrao was engaged as an independent consultant for Bluestreak, Inc., a privately-held on-line marketing company where Mr. Corrao served as its Chief Executive Officer from September 2001 through July 2004. Prior to joining Bluestreak, Mr. Corrao served as President and Chief Executive Officer of Cogit Corporation, an on-line marketing technology company that pioneered the emerging field of “Visitor Relationship Management,” from 1998 to September 2001. Prior to Cogit, Mr. Corrao held a number of management positions over seventeen years with Advo Inc.

     In connection with his appointment as Chief Operating Officer, Mr. Corrao entered into an Executive Employment Agreement on September 6, 2005. A description of the material terms of the Executive Employment Agreement is set forth in Item 1.01 on this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 12, 2005, entitled “MIVA Names Peter Corrao as Chief Operating Officer.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: September 12, 2005	By: /s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release, dated September 12, 2005, entitled “MIVA Names Peter Corrao as Chief Operating Officer.”